Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Announces Q3 Revenue of $380 Million and EPS of $0.33
Initiates Q4 Revenue Guidance of $425 — $440 Million
NEENAH, WI, July 25, 2007 — Plexus Corp. (Nasdaq: PLXS) today announced:
•	Q3 ‘07 Results: Revenue for the fiscal 3rd quarter ended June 30, 2007 was $380 million with diluted GAAP EPS of $0.33, including $0.02 per share of stock option expense.

•	Q4 ‘07 Guidance: The Company established fiscal 4th quarter revenue guidance of $425 to $440 million with EPS, excluding any restructuring charges, in the range of $0.45 to $0.50, including approximately $0.03 per share of stock option expense.
Dean Foate, President and CEO, commented, “Q3 results exceeded our guidance, driven primarily by better than expected demand from our Medical market sector. Looking forward we are expecting a significant revenue increase in Q4 driven by growth in all of our market sectors with the exception of Medical. Notably, the Defense / Security / Aerospace market sector is expected to be up over 160%, as we anticipate delivering the bulk of the orders for a large defense program that began production in Q3.”
“Additionally,” Foate continued, “Q3 was another strong quarter of new business development activity, adding more than $130 million (annualized and when fully ramped) of new program revenue that included a follow-on order worth approximately $25 million for continued production of the large defense program for deliveries in Q1 of fiscal 2008. As we always note, our quarter-to-quarter results can and do vary significantly as a result of the timing of orders, our mix of business and other factors.”
Gordon Bitter, Chief Financial Officer, added, “The 10.1% gross margin achieved in the fiscal third quarter was driven by solid operational execution, despite wider losses in Mexico primarily to provide for a customer disengagement. Our Mexican site is strategically important, and we are committed to improving its financial performance. We are also executing our plan to upgrade the facility’s supply chain and manufacturing capabilities, as well as leadership, to better align our service offering with customer requirements. Moderating the impact of the Mexico loss in Q3, we received cash and recognized revenue in the U.S. on shipments of a financially distressed customer’s written-down inventory.”
Foate concluded, “Plexus’ global footprint and operating model are aligned to provide a competitive advantage for customers with mid- to low-volume, higher-mix requirements in the market sectors we target. We believe our commitment to flawless execution delivers superior performance at a competitive price for our customers, which creates value for our shareholders as we focus on the goal of consistently delivering Return on Invested Capital (ROIC) in excess of our Weighted Average Cost of Capital (WACC).”
(continues)

Plexus provides non-GAAP supplemental information. These non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q3 – Fiscal 2007	Q2 – Fiscal 2007
Wireline/Networking	46%	45%
Wireless Infrastructure	9%	8%
Medical	24%	25%
Industrial/Commercial	14%	16%
Defense/Security/Aerospace	7%	6%
FISCAL Q3 HIGHLIGHTS
•	Annualized ROIC was 14.7%. The Company defines ROIC as tax-effected operating income, excluding restructuring costs, divided by average capital employed, which is equity plus debt, less cash and cash equivalents and short-term investments.

•	Cash flow provided by operations was approximately $14.8 million for the quarter.

•	Top 10 customers comprised 64% of sales during the quarter, up 5 percentage points from the previous quarter.

•	Juniper Networks Inc., with 24% of sales, was the only customer representing 10% or more of revenues for the quarter.

•	Capital expenditures for the quarter were $7.8 million.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 – Fiscal 2007	Q2 – Fiscal 2007
Days in Accounts Receivable	48 Days	49 Days
Days in Inventory	68 Days	68 Days
Days in Accounts Payable	(53) Days	(54) Days
Annualized Cash Cycle	63 Days	63 Days
(continues)

Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 26th at 8:30 a.m. Eastern Time

Where:	800-514-0843 or 973-935-8412 with conference ID: 8952440 http://www.videonewswire.com/PLXS/072607 (requires Windows Media Player)

Replay:	The call will be archived until August 3, 2007 at noon Eastern Time http://www.videonewswire.com/PLXS/072607 or via telephone replay at 877-519-4471 or 973-341-3080 PIN: 8952440
For further information, please contact:
Kristian Talvitie, Vice President – Marketing, Branding and Communications 920-969-6160 or kristian.talvitie@plexus.com
About Plexus Corp. – The Product Realization Company
Plexus ( www.plexus.com ) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders in the defense industry; the Company’s ability to secure new customers and maintain its current customer base; the risks of concentration of work for certain customers; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our planned expansions in Asia; the adequacy of restructuring and similar charges as compared to actual expenses; the degree of success and the costs of efforts to improve the financial performance of its Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the costs and inherent uncertainties of pending litigation; the effect of general economic conditions and world events (such as terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$379,574	$397,398	$1,120,584	$1,063,615
Cost of sales	341,052	351,894	1,010,765	949,796

Gross profit	38,522	45,504	109,819	113,819

Operating expenses:
Selling and administrative expenses	20,169	21,554	61,087	58,084
Restructuring costs	—	—	932	—

	20,169	21,554	62,019	58,084

Operating income	18,353	23,950	47,800	55,735

Other income (expense):
Interest expense	(741)	(821)	(2,427)	(2,652)
Interest income	2,264	1,654	6,728	4,226
Miscellaneous income (expense)	(451)	637	(1,082)	656

Income before income taxes	19,425	25,420	51,019	57,965

Income tax expense	3,885	328	10,204	579

Net income	$15,540	$25,092	$40,815	$57,386

Earnings per share:
Basic	$0.34	$0.55	$0.88	$1.28

Diluted	$0.33	$0.53	$0.87	$1.24

Weighted average shares outstanding:
Basic	46,336	45,848	46,291	44,793

Diluted	46,722	47,274	46,704	46,391

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net income — GAAP	$15,540	$25,092	$40,815	$57,386

Add income tax expense	3,885	328	10,204	579

Income before income taxes – GAAP	19,425	25,420	51,019	57,965

Add: Restructuring costs*	—	—	932	—

Income before income taxes and excluding restructuring costs – Non-GAAP	19,425	25,420	51,951	57,965

Income tax expense – Non-GAAP	3,885	328	10,390	579

Net income – Non-GAAP	$15,540	$25,092	$41,561	$57,386

Earnings per share – Non-GAAP:
Basic	$0.34	$0.55	$0.90	$1.28

Diluted	$0.33	$0.53	$0.89	$1.24

Weighted average shares outstanding:
Basic	46,336	45,848	46,291	44,793

Diluted	46,722	47,274	46,704	46,391

* Summary of restructuring costs

Restructuring costs:
Lease exit costs and other	$—	$—	$—	$—
Asset impairments	—	—	—	—
Severance costs	—	—	932	—

Total restructuring costs	$—	$—	$932	$—

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$145,206	$164,912
Short-term investments	45,000	30,000
Accounts receivable	199,131	209,737
Inventories	253,763	224,342
Deferred income taxes	11,482	10,232
Prepaid expenses and other	6,173	6,226

Total current assets	660,755	645,449

Property, plant and equipment, net	152,997	134,437
Goodwill, net	7,941	7,400
Deferred income taxes	3,665	4,542
Other	11,844	9,634

Total assets	$837,202	$801,462

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,701	$997
Accounts payable	196,617	215,332
Customer deposits	7,943	7,091
Accrued liabilities:
Salaries and wages	26,390	33,153
Other	28,990	29,808

Total current liabilities	261,641	286,381

Capital lease obligations	25,460	25,653
Other liabilities	9,664	7,861

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,356 and 46,217 shares issued and outstanding, respectively	464	462
Additional paid-in-capital	329,160	312,785
Retained earnings	199,683	158,868
Accumulated other comprehensive income	11,130	9,452

Total shareholders’ equity	540,437	481,567

Total liabilities and shareholders’ equity	$837,202	$801,462

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